                                                                   EXHIBIT 99.1


PRESS RELEASE

                                 Contact:   E. Wayne Ray, Jr.
                                            Chief Financial Officer
                                            (713) 529-3251
                                            Elizabeth B. Woodard
                                            Vice President & General Counsel
                                            (713) 525-9502

For release at 7:00 a.m. CDT

RIVIANA FOODS REPORTS THIRD QUARTER EARNINGS

         Houston, Texas (May 1, 2003) -- RIVIANA FOODS INC. (NASDAQ/NMS:RVFD) reported earnings per diluted share of $0.46 for the third quarter ended March 30, 2003, versus earnings of $0.43 per diluted share for the same period last year. Net income was $6.7 million, on sales of $99.4 million, compared to net income of $6.1 million, on sales of $92.5 million, for the third quarter of fiscal 2002. Operating income for the quarter was $8.6 million, approximately even with the third quarter of 2002.

         For the nine months ended March 30, 2003, Riviana reported earnings of $21.5 million, or diluted earnings per share of $1.48, on net sales of $292.8 million. This compares to earnings of $18.6 million, or diluted earnings per share of $1.31, on sales of $284.3 million last year. Operating income increased to $26.5 million from $24.8 million for the same period in the prior year.

         For the quarter, operating income of $8.8 million was flat for Riviana's domestic rice business despite a 5% increase in sales. Sales of $62.8 million were higher primarily due to a 29% increase in foodservice volumes, and, as a result of the acquisition of ACH's Rice Specialties business in February 2003, a 59% increase in industrial specialty volumes and a 74% increase in export/commodity volumes. Overall, retail volumes were up 3% due to stronger sales of Carolina(R) regular rice in the Northeast. Volumes of value-added Success(R) brand, private label instant and prepared rice mixes were down 10%, as these convenience rice products have been negatively impacted by introductions of new meal kits. Margins were down because of our sales mix of increased lower margin export/commodity sales and reduced higher margin value-added rice retail sales.



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         The Company's Central American operations reported higher sales and operating income despite difficult economic conditions in that region. Sales were up 6%, to $21.6 million, yielding a 28% increase in operating income to $2.5 million. Volumes in Kern processed fruits and vegetables increased 6%, while volumes for Pozuelo cookies and crackers were 3% lower due to increased competitive market activity. Margins benefited from the price increases implemented last quarter.

         In Europe, sales were up 20%, to $13.4 million. Operating income of $0.2 million was down from the $0.7 million reported last year, which included a favorable one-time adjustment to pension expense. Profitability was also impacted by increased costs associated with expanded sales efforts in Europe.

         "We are pleased to note that our recent acquisition of ACH's Rice Specialties business made a positive contribution to earnings in the third quarter, and we expect this business to be accretive to earnings in the fourth quarter and beyond," said Joseph A. Hafner, Jr., president and chief executive officer. "This acquisition is allowing us to solidify our position as the number one U.S. retailer of value-added rice products and build upon our leadership position in the production of quick-cooking rice products for retail, foodservice and industrial customers. Our outlook for the remainder of the fiscal year is relatively stable with the benefits from the ACH acquisition and Central American margin expansion offset by increased rice and other costs."

         Riviana's other income increased by $0.7 million primarily due to a $0.4 million improvement in the earnings of the unconsolidated Belgian and German rice businesses.

         As previously reported, Riviana will pay a quarterly cash dividend of $0.17 per common share on July 1, 2003, to stockholders of record June 3, 2003.

         Riviana will hold its quarterly conference call today, Thursday, May 1, 2003, at 10:30 a.m. The call may be heard live on the Internet. To access the call, at the URL prompt, enter http://65.197.1.5/att/confcast/649544.html. The conference call will be archived and available for replay using the same instructions until June 1, 2003.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), Carolina(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe.

         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.

                                      #####
                           (COMPARATIVE TABLES FOLLOW)


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                   March 30, 2003   June 30, 2002
                                                   --------------   -------------
                                                     (Unaudited)       (Audited)
          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                         $      16,565   $      21,500
  Marketable securities                                        66              65
  Accounts receivable                                      42,455          35,748
  Inventories                                              57,072          48,133
  Prepaid expenses                                          4,321           3,212
                                                    -------------   -------------
     Total current assets                                 120,479         108,658

PROPERTY, PLANT AND EQUIPMENT, net                        106,825          92,146


INVESTMENTS IN UNCONSOLIDATED AFFILIATES                   13,341          11,345

GOODWILL                                                    9,310

OTHER ASSETS                                               14,396          10,565
                                                    -------------   -------------

       Total assets                                 $     264,351   $     222,714
                                                    =============   =============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities and short-term debt            $      22,598   $         859
  Accounts payable and accrued liabilities                 40,219          37,802
  Income taxes payable                                      3,862           4,582
                                                    -------------   -------------
       Total current liabilities                           66,679          43,243


LONG-TERM DEBT, net of current maturities                   1,545           1,537


DEFERRED INCOME TAXES AND OTHER LIABILITIES                21,328          18,904


STOCKHOLDERS' EQUITY                                      174,799         159,030
                                                    -------------   -------------


       Total liabilities and stockholders' equity   $     264,351   $     222,714
                                                    =============   =============


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)

                                                         Three Months Ended                   Nine Months Ended
                                                             (Unaudited)                         (Unaudited)
                                                  ---------------------------------   ---------------------------------
                                                   March 30, 2003   March 31, 2002    March 30, 2003    March 31, 2002
                                                  ---------------   ---------------   ---------------   ---------------
NET SALES                                         $        99,367   $        92,499   $       292,810   $       284,327


COST OF SALES                                              71,784            65,360           209,988           203,257
                                                  ---------------   ---------------   ---------------   ---------------

    Gross profit                                           27,583            27,139            82,822            81,070
                                                  ---------------   ---------------   ---------------   ---------------

COSTS AND EXPENSES:

  Advertising, selling and warehousing                     13,115            13,200            38,425            40,108

  Administrative and general                                5,881             5,328            17,870            16,153
                                                  ---------------   ---------------   ---------------   ---------------

    Total costs and expenses                               18,996            18,528            56,295            56,261
                                                  ---------------   ---------------   ---------------   ---------------
    Income from operations                                  8,587             8,611            26,527            24,809

OTHER INCOME, Net:

  Interest income, net                                        213               163               728               379

  Other income, net                                           707                49             1,076               271
                                                  ---------------   ---------------   ---------------   ---------------
    Income before income taxes and
       minority interests                                   9,507             8,823            28,331            25,459


INCOME TAX EXPENSE                                          2,777             2,664             6,585             6,708

MINORITY INTERESTS IN EARNINGS

  OF CONSOLIDATED SUBSIDIARIES                                 25                84               236               166
                                                  ---------------   ---------------   ---------------   ---------------
    NET INCOME                                    $         6,705   $         6,075   $        21,510   $        18,585
                                                  ===============   ===============   ===============   ===============

    Earnings per share:
        Basic                                     $          0.47   $          0.43   $          1.51   $          1.32

        Diluted                                              0.46              0.43              1.48              1.31

    Dividends paid per share                      $          0.17   $         0.165   $          0.50   $         0.485

    Weighted average common shares outstanding:

         Basic                                             14,284            14,084            14,234            14,059

         Diluted                                           14,631            14,271            14,574            14,188